EXHIBIT 99

CAUTIONARY  STATEMENT  REGARDING  FORWARD  LOOKING  STATEMENTS
--------------------------------------------------------------

The Company wishes to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this cautionary statement in connection with such safe harbor legislation. The Company's Form 10-K, this Form 10-Q, any other Form 10-Q, any Form 8-K, or any other written or oral statements made by or on behalf of the Company may include forward looking statements which reflect the Company's current views with respect to future events and financial performance. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward looking statements.

The Company wishes to caution investors that any forward looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, the Risk Factors listed below (many of which have been discussed in prior SEC filings by the Company). Though the Company has attempted to list comprehensively these important factors, the Company wishes to caution investors that other factors may in the future prove to be important in affecting the Company's results of operations. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from forward looking statements.

Investors are further cautioned not to place undue reliance on such forward looking statements as they speak only of the Company's views as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise.

RISK  FACTORS
-------------

Investing in the stock of the Company involves certain risks. In addition to the other information included elsewhere in this From 10-Q, investors should give careful consideration to the following risk factors which may impact the Company's performance and the price of its stock.

NO  ASSURANCE  OF  CONTINUED  PROFITABILITY; FLUCTUATIONS IN OPERATING RESULTS
------------------------------------------------------------------------------

The Company began operations in 1992 and incurred significant losses in 1994 and 1995. In 1996, however, the Company achieved profitability with net earnings of approximately $5.9 million (including $4.4 million of gains recognized from the sale of contract receivables pursuant to the Securitization Program) on total revenues of $75.6 million. There can be no assurance that the Company will remain profitable. See Part 1, Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE  ON  SECURITIZATIONS
-------------------------------

In recent periods, a significant portion of the Company's net earnings have been attributable to gains on sales of contract receivables under its Securitization Program, which the Company expects to continue for the foreseeable future. Consequently, the Company's net earnings may fluctuate from quarter to quarter as a result of the timing and size of its securitizations. The Company's ability to successfully complete securitizations in the future may be affected by several factors, including the condition of securities markets generally, conditions in the asset-backed securities markets specifically, and the credit quality of the Company's portfolio. The amount of any gain on sale is based upon certain estimates, which may not subsequently be realized. To the extent that actual cash flows on a securitization are materially below estimates, the Company would be required to revalue the residual portion of the securitization which it retains, and record a charge to earnings based upon the reduction. In addition, the Company records ongoing income based upon the cash flows on its residual portion. The income recorded on the residual portion will vary from quarter to quarter based upon cash flows received in a given period. See Part 1, Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POOR  CREDITWORTHINESS  OF  BORROWERS;  HIGH  RISK  OF  CREDIT  LOSSES
----------------------------------------------------------------------

Substantially all of the contracts that the Company services are with Sub-Prime Borrowers. Due to their poor credit histories, Sub-Prime Borrowers are generally unable to obtain credit from traditional financial institutions, such as banks, savings and loans, credit unions, or captive finance companies owned by automobile manufacturers. The Company typically charges fixed interest rates ranging from 21.0% to 29.9% on contracts originated at Company Dealerships, while rates range from 17.6% to 29.9% on the Third Party Dealer contracts it purchases. In addition, the Company has established an Allowance for Credit Losses, which approximated 17.7% and 13.9% of contract principal balances for 1995 and 1996, respectively, to cover anticipated credit losses on the contracts currently in its portfolio. At December 31, 1995 and 1996, the principal balance of delinquent contracts as a percentage of total outstanding contract principal balances was 4.2% and 3.7%, respectively. The Company's net charge offs as a percentage of average principal outstanding for the years ended December 31, 1995 and 1996 were 21.7% and 16.7%, respectively. No assurance can be given that the Company has adequately provided for, or will adequately provide for, such credit risks or that credit losses in excess of its Allowance for Credit Losses will not occur in the future. A significant variation in the timing of or increase in credit losses on the Company's portfolio would have a material adverse effect on the Company's profitability. See Part 1, Item 2. "Management's Discussion and Analysis of Financial
Condition  and  Results  of  Operations  -  Allowance  for  Credit  Losses."

RISKS  ASSOCIATED  WITH  GROWTH  STRATEGY  AND  NEW  PRODUCT  OFFERINGS
-----------------------------------------------------------------------

The Company's business strategy calls for aggressive growth in its sales and financing activities through the development and acquisition of new Company Dealerships and Branch Offices and the expansion of its existing operations to include additional financing and insurance services. The Company's ability to remain profitable as it pursues this business strategy will depend upon its ability to: (i) expand its revenue generating operations while not proportionately increasing its administrative overhead; (ii) originate and purchase contracts with an acceptable level of credit risk; (iii) effectively collect payments due on the contracts in its portfolio; (iv) locate sufficient financing, with acceptable terms, to fund the expansion of used car sales and the origination and purchase of additional contracts; and (v) adapt to the increasingly competitive market in which it operates. Outside factors, such as the economic, regulatory, and judicial environments in which it operates, will also have an effect on the Company's business. The Company's inability to achieve or maintain any or all of these goals could have a material adverse effect on the Company's operations, profitability, and growth.

The Company has initiated its Cygnet Dealer Program, pursuant to which the Company provides qualified Third Party Dealers with operating lines of credit secured by such dealers' retail installment contract portfolios. While the Company will require Third Party Dealers to meet certain minimum net worth and operating history criteria to be considered for inclusion in the Cygnet Dealer Program, the Company will, nevertheless, be extending credit to dealers who are not otherwise able to obtain debt financing from traditional lending institutions such as banks, credit unions, and major finance companies. Consequently, as with its other financing activities, the Company will be subject to a high risk of credit losses that could have a material adverse effect on the Company's financial condition and results of operations and on the Company's ability to meet its own financing obligations. Further, there can be no assurance that the Company will be able to obtain the financing necessary to fully implement the Cygnet Dealer Program. In addition, there can be no assurance that the Company will be successful in its efforts to expand its insurance services.

NO  ASSURANCE  OF  SUCCESSFUL  ACQUISITIONS
-------------------------------------------

The Company has recently completed two acquisitions and intends to consider acquisitions of and alliances with other companies that could complement the Company's existing business. There can be no assurance that suitable acquisition or joint venture candidates can be identified, or that, if identified, any such transactions will be consummated. Furthermore, there can be no assurance that the Company will be able to integrate successfully such acquired businesses including those recently acquired into its existing operations, which could increase the Company's operating expenses in the short-term and materially and adversely affect the Company's results of
operations.    Moreover,  any  acquisition  by  the  Company  may  result  in potentially dilutive issuances of equity securities, the incurrance of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect the Company's profitability. Acquisitions involve numerous risks, such as the diversion of the attention of the Company's management from other business concerns, the entrance of the Company into markets in which it has had no or only limited experience, and the potential loss of key employees of the acquired company, all of which could have a material adverse effect on the Company's business, financial condition, and results of operations.

HIGHLY  COMPETITIVE  INDUSTRY
-----------------------------

Although the used car sales industry has historically been highly fragmented, it has attracted significant attention recently from a number of large companies, including AutoNation, U.S.A. and Driver's Mart, which have entered the used car sales business or announced plans to develop large used car sales operations. Many franchised new car dealerships have also increased their focus on the used car market. The Company believes that these companies are attracted by the relatively high gross margins that can be achieved in this market and the industry's lack of consolidation. Many of these companies and franchised dealers have significantly greater financial, marketing, and other resources than the Company. Among other things, increased competition could result in increased wholesale costs for used cars, decreased retail sales prices, and lower margins.

Like the sale of used cars, the business of purchasing and servicing contracts originated from the sale of used cars to Sub-Prime Borrowers is highly fragmented and very competitive. In recent years, several consumer finance companies have completed public offerings in order to raise the capital necessary to fund expansion and support increased purchases of contracts. These companies have increased the competition for the purchase of contracts, in many cases purchasing contracts at prices that the Company believes are not commensurate with the associated risk. There are numerous financial services companies serving, or capable of serving, this market, including traditional financial institutions such as banks, savings and loans, credit unions, and captive finance companies owned by automobile manufacturers, and other non-traditional consumer finance companies, many of which have significantly greater financial and other resources than the Company. Increased competition may cause downward pressure on the interest rates the Company charges on contracts originated by its Company Dealerships or cause the Company to reduce or eliminate the nonrefundable acquisition discount on the contracts it purchases from Third Party Dealers, which could have a material adverse effect on the Company's profitability.

The Company believes that recent demographic, economic, and industry trends favor growth in the used car sales and Sub-Prime Borrower financing markets. To the extent such trends do not continue, however, the Company's profitability may be materially and adversely affected.

GENERAL  ECONOMIC  CONDITIONS
-----------------------------

The Company's business is directly related to sales of used cars, which are affected by employment rates, prevailing interest rates, and other general economic conditions. While the Company believes that current economic conditions favor continued growth in the markets it serves and those in which it seeks to expand, a future economic slowdown or recession could lead to decreased sales of used cars and increased delinquencies, repossessions, and credit losses that could hinder the Company's business. Because of the Company's focus on the sub-prime segment of the automobile financing industry, its actual rate of delinquencies, repossessions, and credit losses could be higher under adverse conditions than those experienced in the used car sales and finance industry in general.

INDUSTRY  CONSIDERATIONS  AND  LEGAL  CONTINGENCIES
---------------------------------------------------

In recent periods, several major used car finance companies have announced major downward adjustments to their financial statements, violations of loan covenants, related litigation and other events. In addition, one of these companies has filed for bankruptcy protection. These announcements have had and may continue to have a disruptive effect on the market for securities of sub-prime automobile finance companies, are expected to result in a tightening of credit to the sub-prime markets and could lead to enhanced regulatory oversight. Furthermore, companies in the used car financing market have been subject to an increasing number of class action lawsuits brought by customers and third party dealers alleging violations of various federal and state credit and similar laws and regulations, breach of contract and other claims. Although the Company is not currently subject to any such lawsuits, no assurance can be given that such claims will not be asserted against the Company in the future or that the Company's operations will not be subject to enhanced regulatory oversight.

NEED  TO  ESTABLISH  AND  MAINTAIN  RELATIONSHIPS  WITH  THIRD  PARTY  DEALERS
------------------------------------------------------------------------------

The Company enters into nonexclusive agreements with Third Party Dealers, which may be terminated by either party at any time, pursuant to which the Company purchases contracts originated by such dealers that meet the Company's established terms and conditions. Pursuant to the Cygnet Dealer Program, the Company enters into financing agreements with qualified Third Party Dealers. The Company's Third Party Dealer financing activities depend in large part upon its ability to establish and maintain relationships with such dealers. While the Company believes that it has been successful in developing and maintaining relationships with Third Party Dealers in the markets that it currently serves, there can be no assurance that the Company will be successful in maintaining or increasing its existing Third Party Dealer base, that such dealers will continue to generate a volume of contracts comparable to the volume of contracts historically generated by such dealers, or that any such dealers will become involved in the Cygnet Dealer Program.

GEOGRAPHIC  CONCENTRATION
-------------------------

Company Dealership operations are currently concentrated in Arizona, Florida, Nevada, and Texas. In addition, a majority of the Company's Branch Offices are located in Arizona, Indiana, Florida, and Texas. Because of this concentration, the Company's business may be adversely affected in the event of a downturn in the general economic conditions existing in the Company's primary markets

DEPENDENCE  ON  EXTERNAL  FINANCING
-----------------------------------

The Company has borrowed, and will continue to borrow, substantial amounts to fund its operations from financing companies and other lenders, some of which are affiliated with the Company. Currently, the Company receives financing pursuant to the Revolving Facility with GE Capital, which has a maximum commitment of $50.0 million. Under the Revolving Facility, the Company may borrow up to 65.0% of the principal balance of eligible Company Dealership contracts and up to 90.0% of the principal balance of eligible Third Party Dealer contracts. The Revolving Facility expires in September 1997, at which time the Company has the option to renew it for one additional year. The Revolving Facility is secured by substantially all of the Company's assets. In addition, the Revolving Facility contains various covenants that limit, among other things, the Company's ability to engage in mergers and acquisitions, incur additional indebtedness, and pay dividends or make other distributions, and also requires the Company to meet certain financial tests. As of March 31, 1997, the aggregate principal amount outstanding under the Revolving Facility was $100,000, and the amount available to be borrowed was $49.9 million. Although the Company believes it is currently in compliance with the terms and conditions of the Revolving Facility, there can be no assurance that the

Company will be able to continue to satisfy such terms and conditions or that the Revolving Facility will be extended beyond its current expiration date. For a discussion of certain possible amendments to the Revolving Facility, see
Part 1, Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Revolving
Facility." In addition, the Company and SunAmerica have entered into the Securitization Program pursuant to which SunAmerica may purchase up to $175.0 million of the Company's asset-backed securities. The Securitization Program is subject to numerous terms and conditions, including the Company's ability to achieve investment-grade ratings on its asset-backed securities. As of March 31, 1997, the Company had securitized an aggregate of $68.2 million in contracts originated through Company Dealerships and $60.7 million in loans originated at Third Party Dealers and purchased by the Company, and had issued $105.2 million in asset-backed securities to SunAmerica in since inception of the Securitization Program. There can be no assurance, however, that any further securitizations will be completed or that the Company will be able to secure additional financing, including the financing necessary to fully implement the Cygnet Dealer Program, when and as needed in the future, or on terms acceptable to the Company. See Part 1, Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

SENSITIVITY  TO  INTEREST  RATES
--------------------------------

A substantial portion of the Company's financing income results from the difference between the rate of interest it pays on the funds it borrows and the rate of interest it earns on the contracts in its portfolio. While the contracts the Company services bear interest at a fixed rate, the indebtedness that the Company incurs under its Revolving Facility bears interest at a floating rate. In the event the Company's interest expense increases, it would seek to compensate for such increases by raising the interest rates on its Company Dealership contracts, increasing the acquisition discount at which it purchases Third Party Dealer contracts, or raising the retail sales prices of its used cars. To the extent the Company were unable to do so, the Company's net interest margins would decrease, thereby adversely affecting the Company's profitability.

IMPACT  OF  USURY  LAWS
-----------------------

The Company typically charges fixed interest rates ranging from 21.0% to 29.9% on the contracts originated at Company Dealerships, while rates range from 17.6% to 29.9% on the Third Party Dealer contracts it purchases. Currently, a significant portion of the Company's used car sales activities are conducted in, and a significant portion of the contracts the Company services are originated in, Arizona, which does not impose limits on the interest rate that a lender may charge. However, the Company has expanded, and will continue to expand, its operations into states that impose usury limits, such as Florida and Texas. The Company attempts to mitigate these rate restrictions by purchasing contracts from Third Party Dealers originated in these states at a higher discount, or by obtaining higher gross margins on vehicles sold and financed at Company Dealerships. The Company's inability to achieve adequate discounts, or gross margins in states imposing usury limits would adversely affect the Company's planned expansion and its results of operations. There can be no assurance that the usury limitations to which the Company is or may become subject or that additional laws, rules, and regulations that may be adopted in the future will not adversely affect the Company's business.

DEPENDENCE  UPON  KEY  PERSONNEL
--------------------------------

The Company's future success will depend upon the continued services of the Company's senior management as well as the Company's ability to attract additional members to its management team with experience in the used car sales and financing industry. The unexpected loss of the services of any of the Company's key management personnel, or its inability to attract new management when necessary, could have a material adverse effect upon the Company. The Company has entered into employment agreements (which include non-competition provisions) with certain of its officers.

CONTROL  BY  PRINCIPAL  STOCKHOLDER
-----------------------------------

Mr. Ernest C. Garcia, II, the Company's Chairman, Chief Executive Officer, and principal stockholder, holds 25.1% of the outstanding Common Stock. As a result, Mr. Garcia will have a significant influence upon the activities of the Company, as well as on all matters requiring approval of the stockholders, including electing or removing members of the Company's Board of Directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company, and changing the Company's dividend policy.

POTENTIAL  ANTI-TAKEOVER  EFFECT  OF  PREFERRED  STOCK
------------------------------------------------------

The Company's Certificate of Incorporation authorizes the Company to issue "blank check" Preferred Stock, the designation, number, voting powers, preferences, and rights of which may be fixed or altered from time to time by the Board of Directors. Accordingly, the Board of Directors has the authority, without stockholder approval, to issue Preferred Stock with dividend, conversion, redemption, liquidation, sinking fund, voting, and other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The Preferred Stock could be utilized, under certain circumstances, to discourage, delay, or prevent a merger, tender offer, or change in control of the Company that a stockholder might consider to be in its best interests. Although the Company has no present intention of issuing any additional shares of its authorized Preferred Stock, there can be no assurance that the Company will not do so in the future.

REGULATION,  SUPERVISION,  AND  LICENSING
-----------------------------------------

The Company's operations are subject to ongoing regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. Among other things, these laws require that the Company obtain and maintain certain licenses and qualifications, limit or prescribe terms of the contracts that the Company originates and/or purchases, require specified disclosures to customers, limit the Company's right to repossess and sell collateral, and prohibit the Company from discriminating against certain customers. The Company is also subject to federal and state franchising and insurance laws.

The Company believes that it is currently in substantial compliance with all applicable federal, state, and local laws and regulations. There can be no assurance, however, that the Company will be able to remain in compliance with such laws, and such failure could have a material adverse effect on the operations of the Company. In addition, the adoption of additional statutes and regulations, changes in the interpretation of existing statutes and regulations, or the Company's entrance into jurisdictions with more stringent regulatory requirements could have a material adverse effect on the Company's business.

SHARES  ELIGIBLE  FOR  FUTURE  SALE
-----------------------------------

Approximately 5,122,456 shares of Common Stock outstanding as of the date of this Quarterly Report are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, if one year has elapsed since the later of the date of acquisition of restricted shares from an issuer or an affiliate of an issuer, the acquiror or subsequent holder is entitled to sell in the open market, within any three-month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the filing of the required notice of sale. (A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock as described above for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.) Of the "restricted securities" outstanding, substantially all of these shares have been held for the one-year holding period required under Rule 144. In addition, 5,413,144 shares of Common Stock were recently registered for resale under the Securities Act of 1933, as amended (the "Securities Act"). No predictions can be made with respect to the effect, if any, that sales of the Common Stock in the market or the availability of shares of Common Stock for sale under Rule 144 will have on the market price of Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock.

POSSIBLE  VOLATILITY  OF  STOCK  PRICE
--------------------------------------

The market price of the Common Stock could be subject to significant fluctuations in response to such factors as, among others, variations in the anticipated or actual results of operations of the Company or other companies in the used car sales and finance industry, changes in conditions affecting the economy generally, analyst reports, or general trends in the industry.